Filed pursuant to Rule 424(b)(3)

Registration No. 333-286294

PROSPECTUS SUPPLEMENT NO. 17

(to Prospectus dated April 11, 2025)

Fold Holdings, Inc.

49,161,055 Shares of Common Stock

925,590 SATS Warrants to Purchase Shares of Common Stock

12,434,658 Shares of Common Stock Issuable Upon Exercise of the Public Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 11, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-286294). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “FLD” and “FLDDW,” respectively. The last reported sales price of our Common Stock and Warrants on the Nasdaq Stock Market LLC on February 12, 2026 were $1.50 per share of Common Stock and $0.081 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and other risk factors contained in the documents incorporated by reference therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 13, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2026

Fold Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41168	86-2170416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2942 North 24th Street, Suite 115, #42035 Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

(866) 365-3277

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	FLD	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	FLDDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On February 13, 2026, Fold Holdings, Inc. issued a press releasing announcing that its annual shareholder meeting date will be May 19, 2026 and its record date for the meeting will be March 24, 2026. A copy of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Fold Holdings, Inc. dated February 13, 2026.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOLD HOLDINGS, INC.

	By:	/s/ Will Reeves
		Name:	Will Reeves
		Title:	Chief Executive Officer

Dated: February 13, 2026

Fold Announces Date of 2026 Annual Meeting of Shareholders

PHOENIX, February 13, 2026 -- Fold Holdings, Inc. (NASDAQ: FLD) (“Fold” or the “Company”), a bitcoin financial services company making it easy for individuals to earn, save and spend bitcoin through everyday financial tools, today announced that its Board of Directors (the “Board”) has set the date for the Company’s 2026 annual meeting of shareholders for May 19, 2026 at 12:00 p.m. Eastern Time. The meeting will be held virtually. Additional details regarding the annual meeting will be set forth in the Company’s definitive proxy statement for the annual meeting to be filed with the Securities and Exchange Commission.

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 24, 2026.

About Fold

Fold (NASDAQ: FLD) is the first publicly traded bitcoin financial services company, making it easy for individuals and businesses to earn, save, and use bitcoin. Fold is at the forefront of integrating bitcoin into everyday financial experiences. Through innovative products like the Fold App, Fold Bitcoin Gift Card™, and Fold Debit Card™, the company is building the bridge between traditional finance and the bitcoin-powered future.

For investor inquiries, please contact:

Orange Group

Samir Jain, CFA

FoldIR@orangegroupadvisors.com

For media inquiries, please contact:

Jessica Starman, MBA

media@foldapp.com